Exhibit 10.1

October 21, 2005

Ron Cathcart
[address]

Dear Ron,

Congratulations! On behalf of Washington Mutual ("Washington Mutual" or "the Company"), I am pleased to offer you the position of Chief Enterprise Risk Officer, with a corporate title of Executive Vice President, pending approval by the Board of Directors. We expect that you will start on December 1, 2005 in our Seattle office. You will report directly to me. This letter outlines the terms of your new position.

Compensation
Your starting base salary will be $550,000.00.

At Washington Mutual we've made pay for performance the foundation of our compensation strategy. One of the ways that we reward top performers is through our bonus program. Your annualized bonus target for 2006 will be 81.8% of your salary. The bonus you actually receive will be based on a combination of your individual performance and the Company's performance. Of course, Washington Mutual reserves the right to change the bonus plan at any time.

Signing Bonus
In appreciation of your decision to join us, the Company will pay you a one-time signing bonus of $500,000.00. It will be paid in your first normally scheduled paycheck (minus all federal and state withholding). If you voluntarily terminate employment within 24 months of your start date, you agree to repay a pro-rated share of the signing bonus.

WaMu Equity
WaMu Equity is an important part of your total rewards package. As a valued member of our leadership team, you will be eligible to participate in the relevant Washington Mutual equity incentive plans.

As part of your new hire package, you will be granted options to purchase 70,000 shares of Washington Mutual common stock. The grant date will be specified in the Option Agreement. These stock options vest over three years, 1/3 each year beginning on the one year anniversary of the grant date, subject to your continued employment by Washington Mutual.  The price at which you may exercise your options will be the stock's fair market value at the close of market on the day before the grant date. Stock options are granted under the Washington Mutual, Inc. 2003 Equity Incentive Plan (the "Equity Incentive Plan") and are subject to the provisions of that plan. These terms and other relevant terms of options awarded to you will be set forth in your Option Agreement.

As part of your new hire package, you will also be awarded $750,000 worth of Washington Mutual restricted stock.  You cannot sell or transfer the restricted stock until the restrictions lapse.  The restrictions lapse ratably over three years (1/3 on each anniversary) after the date of the award, provided that you remain employed by Washington Mutual. The number of shares will be dependent upon the market value at the time of the award. These terms and other relevant terms of your award will be set forth in the Agreement.  The restricted stock will be awarded under the Equity Incentive Plan". Pursuant to the Equity Incentive Plan, if your employment by Washington Mutual ends, you will forfeit all restricted stock on which the restrictions have not yet lapsed.

You will also receive an award of $400,000 worth of restricted stock units under Washington Mutual’s Performance Shares program.  This award will be for the 3 year performance measurement period beginning January 1, 2006, pursuant to the terms of the program approved by the Board of Directors.

You will be eligible for consideration for equity awards each year during our performance review process in January. Future awards are not guaranteed; they are granted at the discretion of the Human Resource Committee of the Board and are based on your performance and anticipated future contributions to our company.

Special Equity
In consideration of your joining us, you will receive a one-time award of $1,500,000 shares of Washington Mutual restricted stock under the 2003 Equity Incentive Plan.  The restrictions against selling or transferring these shares will lapse only if the performance criteria set forth in the Agreement have been satisfied as of December 31, 2009.  These terms and other relevant terms of your award will be set forth in the Agreement.

Benefits
We currently offer both a 401(k) plan ("WaMu Savings") and a cash balance pension plan ("WaMu Pension"). WaMu Savings allows you to save for retirement by contributing up to 75 percent of your salary (subject to IRS limitations) to the Plan on a pretax basis. You are eligible to join WaMu Savings as of your date of hire. Washington Mutual matches your pretax contributions to WaMu Savings effective the first day of the month after you have completed twelve months of service. The matching contribution is currently 100% on the first 3% of your eligible compensation that you contribute plus 50% on the next 2% of your eligible compensation that you contribute. You are immediately vested in your contributions, rollover contributions into the Plan, and company matching contributions made on or after January 1, 2004. You are also automatically eligible for benefit accruals under the WaMu Pension as of the first day of the quarter following your one year anniversary. Washington Mutual reserves the right to amend or terminate these Plans at any time.

The Washington Mutual Flexible Benefit Program offers many choices, including medical and dental coverage, that allow you to create a benefits package tailored to your needs. Your flexible benefits are effective the first day of the month following your first 10 days of service with us. If you have any questions you may contact the employee service center at (866) 492-6847.

Relocation
Washington Mutual offers a comprehensive relocation package. For a complete overview of the relocation benefits available to you please refer to the attached relocation document. If you voluntarily terminate employment within 24 months of your start date, you agree to repay the entire relocation benefit.

Change in Control
You will receive Washington Mutual's standard agreement providing severance benefits in the event of termination in connection with a future change in control (as defined in the agreement). This agreement will provide payment of an amount equal to 3.00 times your annual compensation and accelerated vesting of your stock options upon a termination for any reason other than for cause or upon resignation for good cause (as those terms are defined in the agreement) within three years following such a change in control. Annual compensation will be defined in the agreement, but generally includes all items of compensation for the calendar year other than the value of grants of equity rights.

Additional Provisions
When you accept our offer, you will be employed at will, meaning that either you or the Company may terminate our relationship at any time for any reason, without cause or advance notice. No representations to the contrary are effective unless in writing and approved by the Board of Directors.

This offer of employment is contingent, in part, on the following conditions:

  The results of your background check and reference check
  Acceptance for bonding
  Confirmation of your employment and education history

  Proof of your legal right to work in the United States
  Execution of Washington Mutual's Binding Arbitration Agreement (copy for your records enclosed) and your agreement to resolve eligible job related concerns through Washington Mutual's Dispute Resolution Process (DRP). Your manager will present you with your original Binding Arbitration Agreement for signature on your first day of work.

If you agree to the terms of this offer please indicate so by signing this letter. The signed original should be returned to Senior Recruiting Manager, Chelle Wingeleth at 1111 Third Avenue, EET1202, Seattle Washington 98101 no later than October 31, 2005.

We have enjoyed getting to know you through the interview process and look forward to the opportunity to have you on our team. We hope that you will accept this offer and we look forward to a great future together. If you have any questions please do not hesitate to contact me at 206-377-8302.

Sincerely,

/s/ Daryl David

Daryl David
Executive Vice President, Human Resources

Acceptance
I accept employment with Washington Mutual according to the terms set forth in this letter.

I also agree that, if I voluntarily terminate my employment within 24 months of my start date, I will repay a pro-rated share of the signing bonus and the full amount of any relocation benefit, and, to the extent allowed by law, I authorize Washington Mutual to withhold any such amount from my final pay.

/s/ Ronald Cathcart               10/27/2005
Signature                                  Date

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